Exhibit 21.1 Subsidiaries of Celsius Holdings, Inc. (as of December 31, 2025) Entity Name Jurisdiction of Organization Celsius, Inc. Nevada, USA US Celsius Live Fit Global, LLC Nevada, USA Big Beverages Contract Manufacturing L.L.C. North Carolina, USA Celsius Live Fit Canada ULC Alberta, Canada Celsius Live Fit Global Delaware, USA Celsius Asia Holdings Limited Hong Kong Celsius China Holdings Limited Hong Kong Celsius (Beijing) Beverage Co., Ltd. China Celsius Live Fit Australia Pty Ltd Australia Celsius Live Fit New Zealand New Zealand Celsius Europe Oy Finland Celsius Finland Oy Finland Celsius Live Fit International Designated Activity Company Ireland Celsius Sweden AB Sweden Celsius Live Fit UK Limited United Kingdom Celsius Live Fit France Sàrl France Celsius Live Fit International II Designated Activity Ireland Celsius Live Fit Spain, S.L. Spain Celsius Live Fit Belgium SRL Belgium Celsius Live Fit Netherlands B.V. Netherlands Alani Nutrition LLC Kentucky, USA Alani Nutrition UK Ltd United Kingdom Rockstar Energy LLC Nevada, USA